EXHIBIT 99

                   MTM TECHNOLOGIES, INC. COMPLETES ADDITIONAL
                           $5 MILLION INVESTMENT FROM
                   PEQUOT VENTURES AND CONSTELLATION VENTURES

Stamford, CT - June 30, 2005 - MTM Technologies, Inc. ("MTM Technologies") (NASDAQ: MTMC), a leading computer and communications technology management company providing IT networking and data center services, including secure access, voice over internet protocol (VOIP), storage, security, collaboration, and messaging solutions, announced that it has competed an additional $5 million investment from Pequot Ventures and Constellation Ventures. In this transaction, MTM Technologies issued 1,538,461 shares of Series A-4 Preferred Stock and 307,692 warrants to purchase shares of common stock at an exercise price of $4.06. The Series A-4 Preferred Stock is convertible into shares of common stock at a conversion price of $3.25 per share.

"We are very excited about the continued support of our investors and the progress we have made in building a national middle market IT solutions business," said Francis J. Alfano, CEO of MTM Technologies.

MTM Technologies also announced that on June 23, 2005 its shareholders approved the conversion of its outstanding Series A-4 Notes into Series A-4 Preferred Stock, and approved the issuance of its outstanding Series A-4 Warrants. The shareholders also voted to approve certain other amendments to its certificate of incorporation. On December 7, 2004, MTM Technologies signed a definitive agreement with Pequot Ventures and Constellation Ventures for up to $40 million of additional financing in the form of convertible notes. Prior to this recent $5 million investment, Pequot Ventures and Constellation Ventures funded a tranche of $10 million on December 10, 2004 and a tranche of $6 million in March 10, 2005, both in the form of Series A-4 Notes. These notes were converted into 5,076,711 shares of Series A-4 Preferred Stock and are further is convertible into 5,076,711 shares of common stock at a conversion price of $3.25 per share. The purchase of additional securities under the financing agreement is solely at Pequot Venture's and Constellation Venture's option and Pequot Ventures and Constellation Ventures may assign their right to acquire some or all of those securities to other investors.


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ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading national computer and communications technology management company providing IT networking and data center services, including secure access, VOIP, storage, security, and messaging solutions. MTM Technologies is an authorized reseller/partner and integrator for Microsoft, HP, Cisco Systems, Citrix, Avaya, Intel Corp, IBM, Dell Computer, Nortel and Novell. For more information visit our web site at www.mtm.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies' expectations or future events.

FOR MORE INFORMATION CONTACT:       John F. Kohler
                                    MTM Technologies, Inc.
                                    Phone: (203) 975-3750
                                    Fax: (281) 668-1054
                                    Email: Investorrelations@mtm.com